UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2026

Lifeward Ltd.

(Exact Name of Registrant as Specified in its Charter)

Israel	001-36612	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Cabot Rd., Hudson, MA	01749
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +508.251.1154

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, no par value	LFWD	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On February 19, 2026, Lifeward Ltd. (the “Company”) entered into an Intellectual Property Assignment and Technology Transfer Agreement (the “Agreement”) with Skelable Ltd., an Israeli limited liability company (“Skelable”). Pursuant to the Agreement, the Company will acquire certain assets, including certain intellectual property and related technology assets (together, the “Assets”), from Skelable, and certain key employees of Skelable will enter into new employment agreements with the Company. As consideration for the Assets, the Company will pay the sum of up to $500,000 in three installments, subject to the achievement of certain milestones, of which $480,000 will be payable by way of issuance of ordinary shares, no par value, of the Company, and $20,000 will be payable in cash. The ordinary shares will be issued based on a price that is the higher of (i) the closing price of the ordinary shares on the Nasdaq Capital Market on trading date preceding the closing date, and (ii) the daily volume weighted average price of the ordinary shares for such date (or the nearest preceding date) on the trading market on which the ordinary shares are then traded. The ordinary shares will be issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.  The Agreement includes standard representations and warranties of each of the Company and Skelable as well as customary closing conditions.

The initial closing of the transaction contemplated by the Agreement is expected to occur in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifeward Ltd.

By:	/s/ Mark Grant
Name:	Mark Grant
Title:	Chief Executive Officer

Dated: February 25, 2026